Exhibit 99.1
FOR IMMEDIATE RELEASE – April 24, 2006
NS GROUP REPORTS FIRST QUARTER 2006 RESULTS
Company reports record quarterly sales and operating income
NEWPORT, KY — (Business Wire) — April 24, 2006 (NYSE: NSS) NS Group, Inc. announced today its results for the first quarter ended March 31, 2006. Net sales for the quarter were a record $190.5 million, a 24 percent increase over the $154.2 million of sales in the fourth quarter of 2005. Operating income for the quarter was a record $53.9 million, compared to $40.7 million in the fourth quarter of 2005. Net income for the quarter was $34.5 million, or $1.53 per diluted share, compared to net income of $39.8 million, or $1.76 per diluted share, in the fourth quarter of 2005. The company’s effective tax rate for the first quarter ending March 31, 2006 was 38.0 percent versus 5.3 percent in the fourth quarter 2005, when the company benefited primarily from the utilization of tax net operating loss carryforwards.
President and CEO, René J. Robichaud, stated, “Demand for our energy products continued to benefit from healthy growth in drilling. The U.S. drill rig count rose approximately 3 percent to an average 1,521 rigs in operation in the first quarter of 2006 compared to 1,478 rigs in the fourth quarter of 2005. As of April 21, 2006 the rig count totaled 1,591 which is a level we have not seen in 20 years. As a result, we achieved record sales, operating income and operating margin in the first quarter.”
Robichaud went on to say, “Once again our employees’ performance during the quarter is to be commended. Their continued dedication to manufacturing excellence enabled us to realize impressive results. I am delighted to report a record operating income margin of 28 percent in the first quarter. I congratulate our employees for their hard work and commitment.”
Robichaud stated, “Imports captured approximately 39 percent of the total U.S. market for the first quarter of 2006, compared to an average 38 percent for the year 2005. We expect imports will continue to be a significant factor going forward.”
“The outlook for 2006 is good in spite of high import levels. Oil and natural gas prices are at high levels. Drilling for oil and natural gas remains strong both domestically and internationally. Total inventories of oil country tubular goods remain at relatively healthy levels in relation to the rising drill rig count. We continue to focus on executing our $40 million capital expenditure program in order to enhance our manufacturing reliability and lower our costs,” concluded Robichaud.
At March 31, 2006, the company had approximately $169 million in cash and investments and virtually no debt.

The company will host a conference call and simultaneous web cast to discuss the financial results of the first quarter ended March 31, 2006 at 10:00 A.M. ET on Tuesday, April 25, 2006. Details concerning the conference call and web cast are available on the company’s web site, www.nsgrouponline.com.
NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company’s tubular products are marketed primarily in the United States as well as certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.
This report contains forward-looking information with respect to the company’s operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the company’s filings with the Securities and Exchange Commission. NS Group does not undertake any obligations to update or revise its forward-looking statements.
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CONTACT:	Linda A. Pleiman Director of Investor Relations and Corporate Communications NS GROUP, INC. (859) 292-6814 www.nsgrouponline.com

NS Group, Inc.
Summarized Financial Data
(Dollars and shares in thousands, except per share and revenue per ton amounts)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2006	2005	2005

Net sales	$190,458	$154,185	$139,024
Cost of products sold	130,669	106,895	110,561

Gross profit	59,789	47,290	28,463

Selling, general and administrative	5,841	6,583	5,873

Operating income	53,948	40,707	22,590

Investment income	1,773	1,395	239
Interest expense	(145)	(144)	(159)
Other, net	87	65	37

Income before income taxes	55,663	42,023	22,707
Provision for income taxes	21,150	2,238	3,374

Net income	$34,513	$39,785	$19,333

Net income per common share
Basic	$1.54	$1.77	$0.88
Diluted	$1.53	$1.76	$0.86

Weighted average shares outstanding
Basic	22,433	22,455	22,062
Diluted	22,613	22,643	22,529

Product shipments — tons
Seamless	75,300	62,300	53,000
Welded	55,500	44,900	55,700

	130,800	107,200	108,700

Revenue per ton
Seamless	$1,729	$1,668	$1,467
Welded	$1,045	$1,092	$1,075

Average rig count	1,521	1,478	1,283